Exhibit 99.2

FOR RELEASE:	February 9, 2016

Dana Cochran

Vice President

Marketing Manager

Office: 910-892-7080 and Direct: 910-897-3642

danac@SelectBank.com

SelectBank.com

SELECT BANCORP ANNOUNCES PLANS FOR

CONSOLIDATION OF TWO GREENVILLE BRANCHES

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, announced today it will close the 3800 East 10th Street branch, one of two locations in Greenville, N.C. and all customer accounts will be transferred to the 3600 Charles Boulevard location.

“Making the decision to close a branch is never an easy one,” said William L. Hedgepeth II, president and chief executive officer of Select Bancorp, Inc. and Select Bank. “We carefully considered our customers’ needs while maximizing efficiencies and looking towards the future growth of the bank. Our branch network has nearly doubled since June of 2014. In addition to our recently expanded footprint, so our customers can reach us in more communities, Select Bank offers delivery systems that enable our customers to interact with us and take care of their banking needs without making daily visits to a branch.”

The 10th Street location is only 3.6 miles from another Select Bank branch location. The closing of the branch, which is scheduled for Friday, April 29, 2016, is expected to result in cost savings for the bank. “We believe this decision underscores our commitment to increasing shareholder value, and we are confident in our ability to continue to serve our customers throughout our footprint,” Hedgepeth concluded.

Customers were previously notified by letter that all accounts will be transferred after closing on April 29 to the nearby branch at 3600 Charles Boulevard.

Hedgepeth added, “In today’s banking climate it is paramount that we operate as efficiently as possible. Because of the advances in technology through online banking, remote deposit capture, online bill pay and mobile banking, our customers can bank with us from anywhere at any time.”

“We will continue to work very hard to always provide the best service to our customers in the most efficient and cost-effective manner possible,” Hedgepeth said. “That’s what ‘common sense banking’ is all about.”

Select Bank has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh and Washington.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, the closing of one of our Greenville branch locations, cost savings and expenses, transfer of customer accounts, and the growth of our banking franchise, as well as other measures of economic performance, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, regulatory changes, changes in interest rates, and the loss of deposits and loan demand to other savings and financial institutions in connection with the branch closing. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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